Exhibit 99.1

American Public Education Reports First Quarter 2024 Financial Results

Increasing Full Year 2024 Revenue and Adjusted EBITDA Guidance Driven by Strong First Quarter Performance

CHARLES TOWN, W.V. – May 7, 2024 -- American Public Education, Inc. (Nasdaq: APEI), a portfolio of education companies providing online and campus-based postsecondary education and career learning to over 125,000 students through four subsidiary institutions, has reported unaudited financial and operational results for the first quarter ended March 31, 2024.

Key First Quarter 2024 Highlights

•	Consolidated revenue for Q1 2024 increased 3.2% year-over-year to $154.4 million.

•	Net loss available to common stockholders in Q1 2024 was ($1.0) million, compared to a net loss available to common stockholders of ($7.2) million in the prior year period.

•	Net loss per diluted common share in Q1 2024 was ($0.06), compared to a net loss per diluted common share of ($0.38) in the same period of 2023.

•	Q1 2024 Adjusted EBITDA increased 143% year-over-year to $17.1 million.

•	Maintained a strong liquidity position, with total cash, cash equivalents and restricted cash of $153.2 million at March 31, 2024.

•	Increasing guidance for full year Revenue and Adjusted EBITDA

Management Commentary

"The first quarter of 2024 was highlighted by continued revenue and margin momentum driven by consistent enrollment growth at APUS and Hondros with continued improvement at Rasmussen. Select tuition and fee increases in 2023, combined with the positive impact of cost reductions and realignments taken over the past year helped to deliver strong outperformance in the quarter,” said Angela Selden, President and Chief Executive Officer of APEI. “Taken together, the strong performance positions us well for further EBITDA and cash flow expansion in the months ahead.

"The positive momentum in our financial performance is a direct result of the work we’ve done to stabilize and transform Rasmussen, while continuing to deliver growth and margin expansion at APUS and Hondros. Our commitment to providing quality educational opportunities with disciplined operational controls should further benefit our students, our faculty and our stakeholders," concluded Selden.

First Quarter 2024 Financial Results

•	Total consolidated revenue for the three months ended March 31, 2024, was $154.4 million, an increase of $4.7 million, or 3.2%, compared to $149.7 million for the three months ended March 31, 2023. The increase was primarily due to a $6.7 million, or 9.0%, increase in revenue in the APUS Segment, a $3.3 million, or 25.2%, increase in revenue in the HCN Segment, partially offset by an $4.3 million, or 7.5%, decrease in revenue in the Rasmussen University ("RU") Segment and a $0.9 million, or 17.2%, decrease in Graduate School USA ("GSUSA") revenue included in Corporate and Other (“Corporate”).

•	Total costs and expenses for the three months ended March 31, 2024, were $149.3 million, a decrease of $5.8 million, or 3.7%, compared to $155.1 million for the three months ended March 31, 2023. The decrease in costs and expenses was due primarily to decreases in advertising costs, depreciation and amortization costs. Costs and expenses included a non-cash impairment charge on investments of $3.3 million, and $2.9 million in losses on lease terminations in the RU Segment. In the prior year period, cost and expenses included $2.4 million in transition services fees in Collegis, LLC (“Collegis”) transition costs.

•	Instructional costs and services expenses for the three months ended March 31, 2024, were $72.4 million, a decrease of $1.5 million, or 2.0%, compared to $73.9 million for the three months ended March 31, 2023. This decrease was primarily due to decreases in employee compensation costs in the RU Segment and Corporate and Other Segment, technology costs and professional fees in the RU Segment, and credit card processing costs in the APUS Segment, partially offset by increases in employee compensation costs in the APUS and HCN Segments.

•	Selling and promotional expenses for the three months ended March 31, 2024, were $32.5 million, a decrease of $7.5 million, or 18.7%, compared to $39.9 million for the three months ended March 31, 2023. This decrease was primarily due to decreases in advertising and employee compensation costs in all our segments.

•	General and administrative expenses for the three months ended March 31, 2024, were $36.3 million, an increase of $2.8 million, or 8.3%, compared to $33.5 million for the three months ended March 31, 2023. This increase was primarily due to $1.9 million in information technology transition services costs as well as increases in professional fees in the Corporate Segment, employee compensation costs in RU and HCN segments, partially offset by a decrease in employee compensation costs in Corporate and professional fees in the APUS Segment.

•	Net loss available to common stockholders was ($1.0) million, or ($0.06) per diluted common share, compared to ($7.2) million, or ($0.38) per diluted common share, for the three months ended March 31, 2023.

•	Adjusted EBITDA was $17.1 million, compared to $7.0 million for the three months ended March 31, 2023. Adjusted EBITDA excludes adjustment for loss on lease terminations, stock compensation, loss on disposals of long-lived assets, and transition service costs.

Balance Sheet and Liquidity

•	Total cash, cash equivalents, and restricted cash were $153.2 million at March 31, 2024, compared to $144.3 million and December 31, 2023, representing an increase of $8.9 million, or 6.1%.

Registrations and Enrollment

	Q1 2024	Q1 2023	% Change
American Public University System [1]
For the three months ended March 31, Net Course Registrations	99,000	96,300	2.8%

Rasmussen University [2]
For the three months ended March 31, Total Student Enrollment	13,500	14,300	(5.6%)

Hondros College of Nursing [3]
For the three months ended March 31, Total Student Enrollment	3,300	2,700	22%

1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Second Quarter and Full Year 2024 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Second Quarter 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	89,500 to 92,200	1.5% to 4.5%
HCN Student enrollment	3,300	10%
RU Student enrollment[1]	13,600	-2%
- On-ground Healthcare	6,200	-9%
- Online	7,400	4%

($ in millions except EPS)
APEI Consolidated revenue	$153.0 – $155.0	4% to 5%
APEI Net loss/income available to common stockholders	($2.0) – $0.8	n.m.
APEI Adjusted EBITDA	$8.0 – $12.0	(9%) to 36%
APEI Diluted EPS	($0.11) – $0.05	n.m.

Full Year 2024 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$620 – $630	3% to 5%
APEI Net income available to common stockholders	$8-$14	n.m.
APEI Adjusted EBITDA	$60 – $70	1% to 17%
APEI Capital Expenditure (CapEx)	$17 – $20	22% to 44%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended March 31, 2024 and 2023, adjusted EBITDA excludes non-cash compensation expense, (gain)/loss on disposals of long-lived assets, severance expense, loss on assets held for sale, transition services costs, adjustment to gain on acquisition, and loss on leases.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 90,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,500 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 3,300 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands;  declines in enrollments at APEI's subsidiaries; the enactment of legislation that adversely impacts APEI or its subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness and preferred stock; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the anticipated benefits of APEI's cost savings efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2023, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
	(unaudited)

Revenues	$154,432	$149,689
Costs and expenses:
Instructional costs and services	72,425	73,889
Selling and promotional	32,456	39,924
General and administrative	36,277	33,489
Depreciation and amortization	5,128	7,756
Loss on leases	2,936	—
Loss on disposals of long-lived assets	28	1
Total costs and expenses	149,250	155,059
Income (loss) from operations before
interest and income taxes	5,182	(5,370)
Interest (expense) income	(126)	(1,779)
Income (loss) before income taxes	5,056	(7,149)
Income tax (benefit) expense	1,213	(1,414)
Equity investment loss	(3,327)	(5)
Net income (loss)	$516	$(5,740)
Preferred stock dividends	1,535	1,457
Net loss available to common stockholders	$(1,019)	$(7,197)

Loss per common share:
Basic	$(0.06)	$(0.38)
Diluted	$(0.06)	$(0.38)

Weighted average number of
common shares:
Basic	17,510	18,982
Diluted	17,811	19,072

	Three Months Ended
Segment Information:	March 31,
	2024	2023
Revenues:
APUS Segment	$80,656	$73,978
RU Segment	$53,135	$57,467
HCN Segment	$16,447	$13,140
Corporate and other[1]	$4,194	$5,104
Income (loss) from operations before
interest and income taxes:
APUS Segment	$23,087	$17,074
RU Segment	$(8,966)	$(12,864)
HCN Segment	$(304)	$(1,303)
Corporate and other	$(8,635)	$(8,277)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:
The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended March 31, 2024 and 2023:

	Three Months Ended
	March 31,
(in thousands, except per share data)	2024	2023
Net loss available to common stockholders	$(1,019)	$(7,197)
Preferred dividends	1,535	1,457
Net income (loss)	$516	$(5,740)
Income tax expense (benefit)	1,213	(1,414)
Interest expense	126	1,779
Equity investment loss	3,327	5
Depreciation and amortization	5,128	7,756
EBITDA	10,310	2,386

Loss on leases	2,936	-
Stock compensation	1,918	2,224
Loss on disposals of long-lived assets	28	1
Transition services costs	1,865	2,403
Adjusted EBITDA	$17,057	$7,014

GAAP Outlook Net Income to Adjusted EBITDA:
The following table sets forth the reconciliation of the Company’s GAAP net income to the calculation of adjusted EBITDA for the three months ending June 30, 2024 and twelve months ending December 31, 2024:

	Three Months Ending		Twelve Months Ending
	June 30, 2024		December 31, 2024
(in thousands, except per share data)	Low	High	Low	High
Net (loss) income available to common stockholders	$(1,970)	$830	$7,737	$14,175
Preferred dividends	1,500	1,500	6,000	6,000
Net (loss) income	(470)	2,330	13,737	20,175
Income tax (benefit) expense	(180)	1,020	7,313	10,073
Interest expense, net	450	450	1,750	1,750
Equity investment loss	-	-	3,300	3,300
Depreciation and amortization	5,200	5,200	20,300	20,300
EBITDA	5,000	9,000	46,400	55,598
Stock compensation	1,800	1,800	7,400	7,400
Loss on leases	-	-	2,200	3,002
Transition services cost	1,200	1,200	4,000	4,000
Adjusted EBITDA	$8,000	$12,000	$60,000	$70,000